                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               AMENDMENT NO. 1 TO
                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                        Allou Health & Beauty Care, Inc.

                        --------------------------------
                                (Name of Issuer)

                Class A Common Stock, $0.001 par value per share

                        --------------------------------
                         (Title of Class of Securities)

                                    019782101

                        --------------------------------
                                 (CUSIP Number)

                        RFE Investment Partners VI, L.P.
                                 36 Grove Street
                              New Canaan, CT 06840
                            Telephone: (203) 966-2800
                         Attention: Mr. Howard C. Landis

                                 with a copy to:

                            Finn Dixon & Herling LLP
                               One Landmark Square
                               Stamford, CT 06901
                            Telephone: (203) 325-5000
                     Attention: Charles J. Downey III, Esq.

                        --------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  July 25, 2000

                        --------------------------------
             (Date of Event which Requires Filing of this Statement)

Cusip No. 019782101                SCHEDULE 13D

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

RFE Investment Partners VI, L.P.
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------

3 SEC Use Only

--------------------------------------------------------------------------------

4 Source of Funds (See Instructions)

WC
--------------------------------------------------------------------------------

5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or
2(e)                                                                         [ ]

--------------------------------------------------------------------------------

6 Citizenship or Place of Organization

Delaware
------------------------------------------------------------------------------

Number of      (7)  Sole Voting Power               1,300,000, upon the exercise
Shares Bene-                                        of the Warrant described
ficially Owned                                      herein
by Each
Reporting      (8)  Shared Voting Power             0
Person With
               (9)  Sole Dispositive Power          1,300,000, upon the exercise
                                                    of the Warrant described
                                                    herein

               (10) Shared Dispositive Power        0

--------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each
   Reporting Person

1,300,000, upon the exercise of the Warrant described herein

--------------------------------------------------------------------------------

12 Check if the Aggregate Amount in Row (11) Excludes
   Certain Shares (See Instructions)                                         [ ]

--------------------------------------------------------------------------------

13 Percent of Class Represented by Amount in Row (11)

18.8% of the Class A Common upon exercise of Warrant
--------------------------------------------------------------------------------

14 Type of Reporting Person (See Instructions)

PN

Cusip No. 019782101               SCHEDULE 13D

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

RFE Associates VI, LLC
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------

3 SEC Use Only

--------------------------------------------------------------------------------

4 Source of Funds (See Instructions)

AF
--------------------------------------------------------------------------------

5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]

--------------------------------------------------------------------------------

6 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------

Number of      (7)  Sole Voting Power              1,3000,000, upon the exercise
Shares Bene-                                       of the Warrant described
ficially Owned                                     herein
by Each
Reporting      (8)  Shared Voting Power            0
Person With
               (9)  Sole Dispositive Power         1,300,000, upon the exercise
                                                   of the Warrant described
                                                   herein

               (10) Shared Dispositive Power

--------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each
   Reporting Person

1,300,000, upon the exercise of the Warrant

--------------------------------------------------------------------------------

12 Check if the Aggregate Amount in Row (11) Excludes
   Certain Shares (See Instructions)                                         [ ]

--------------------------------------------------------------------------------

13 Percent of Class Represented by Amount in Row (11)

18.8% of the Class A Common Stock upon the exercise of the Warrant
--------------------------------------------------------------------------------

14 Type of Reporting Person (See Instructions)

OO - LLC

Cusip No. 019782101               SCHEDULE 13D

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

RFE Management Corporation
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------

3 SEC Use Only

--------------------------------------------------------------------------------

4 Source of Funds (See Instructions)

AF
--------------------------------------------------------------------------------

5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]

--------------------------------------------------------------------------------

6 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------

Number of      (7)  Sole Voting Power               0
Shares Bene-
ficially Owned (8)  Shared Voting Power             1,300,000, upon the exercise
by Each                                             of the Warrant described
Reporting                                           herein
Person With
               (9)  Sole Dispositive Power          0

               (10) Shared Dispositive Power        1,300,000, upon the exercise
                                                    of the Warrant described
                                                    herein

--------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each
   Reporting Person

1,300,000, upon the exercise of the Warrant

--------------------------------------------------------------------------------

12 Check if the Aggregate Amount in Row (11) Excludes
   Certain Shares (See Instructions)                                         [ ]

--------------------------------------------------------------------------------

13 Percent of Class Represented by Amount in Row (11)

18.8% of the Class A Common Stock upon the exercise of the Warrant
--------------------------------------------------------------------------------

14 Type of Reporting Person (See Instructions)

IA

Cusip No. 019782101               SCHEDULE 13D

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

A. Dean Davis
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3 SEC Use Only

--------------------------------------------------------------------------------

4 Source of Funds (See Instructions)

AF
--------------------------------------------------------------------------------

5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]

--------------------------------------------------------------------------------

6 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------

Number of      (7)  Sole Voting Power               0
Shares Bene-
ficially Owned (8)  Shared Voting Power             1,300,000, upon the exercise
by Each                                             of the Warrant described
Reporting                                           herein
Person With
               (9)  Sole Dispositive Power          0

               (10) Shared Dispositive Power        1,300,000, upon the exercise
                                                    of the Warrant described
                                                    herein

--------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each
   Reporting Person

1,300,000, upon the exercise of the Warrant

--------------------------------------------------------------------------------

12 Check if the Aggregate Amount in Row (11) Excludes
   Certain Shares (See Instructions)                                         [ ]

--------------------------------------------------------------------------------

13 Percent of Class Represented by Amount in Row (11)

18.8% of the Class A Common Stock upon the exercise of the Warrant
--------------------------------------------------------------------------------

14 Type of Reporting Person (See Instructions)

IN

Cusip No. 019782101               SCHEDULE 13D

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Michael J. Foster
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3 SEC Use Only

--------------------------------------------------------------------------------

4 Source of Funds (See Instructions)

AF
--------------------------------------------------------------------------------

5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]

--------------------------------------------------------------------------------

6 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------

Number of      (7)  Sole Voting Power               0
Shares Bene-
ficially Owned (8)  Shared Voting Power             1,300,000, upon the exercise
by Each                                             of the Warrant described
Reporting                                           herein
Person With
               (9)  Sole Dispositive Power          0

               (10) Shared Dispositive Power        1,300,000, upon the exercise
                                                    of the Warrant described
                                                    herein

--------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each
   Reporting Person

1,300,000, upon the exercise of the Warrant
--------------------------------------------------------------------------------

12 Check if the Aggregate Amount in Row (11) Excludes
   Certain Shares (See Instructions)                                         [ ]

--------------------------------------------------------------------------------

13 Percent of Class Represented by Amount in Row (11)

18.8% of the Class A Common Stock upon the exercise of the Warrant
--------------------------------------------------------------------------------

14 Type of Reporting Person (See Instructions)

IN

Cusip No. 019782101               SCHEDULE 13D

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Howard C. Landis
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3 SEC Use Only

--------------------------------------------------------------------------------

4 Source of Funds (See Instructions)

AF
--------------------------------------------------------------------------------

5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]

--------------------------------------------------------------------------------

6 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------

Number of      (7)  Sole Voting Power               0
Shares Bene-
ficially Owned (8)  Shared Voting Power             1,300,000, upon the exercise
by Each                                             of the Warrant described
Reporting                                           herein
Person With
               (9)  Sole Dispositive Power          0

               (10) Shared Dispositive Power        1,300,000, upon the exercise
                                                    of the Warrant described
                                                    herein

--------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each
   Reporting Person

1,300,000, upon the exercise of the Warrant
--------------------------------------------------------------------------------

12 Check if the Aggregate Amount in Row (11) Excludes
   Certain Shares (See Instructions)                                         [ ]

--------------------------------------------------------------------------------

13 Percent of Class Represented by Amount in Row (11)

18.8%of the Class A Common Stock upon exercise of the Warrant
--------------------------------------------------------------------------------

14 Type of Reporting Person (See Instructions)

IN

Cusip No. 019782101               SCHEDULE 13D

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

James A. Parsons
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3 SEC Use Only

--------------------------------------------------------------------------------

4 Source of Funds (See Instructions)

AF
--------------------------------------------------------------------------------

5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]

--------------------------------------------------------------------------------

6 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------

Number of      (7)  Sole Voting Power               0
Shares Bene-
ficially Owned (8)  Shared Voting Power             1,300,000, upon the exercise
by Each                                             of the Warrant described
Reporting                                           herein
Person With
               (9)  Sole Dispositive Power          0

               (10) Shared Dispositive Power        1,300,000, upon the exercise
                                                    of the Warrant described
                                                    herein

--------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each
   Reporting Person

1,300,000, upon the exercise of the Warrant

--------------------------------------------------------------------------------

12 Check if the Aggregate Amount in Row (11) Excludes
   Certain Shares (See Instructions)                                         [ ]

--------------------------------------------------------------------------------

13 Percent of Class Represented by Amount in Row (11)

18.8% of the Class A Common Stock upon exercise of the Warrant
--------------------------------------------------------------------------------

14 Type of Reporting Person (See Instructions)

IN

Cusip No. 019782101               SCHEDULE 13D

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Andrew J. Wagner
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3 SEC Use Only

--------------------------------------------------------------------------------

4 Source of Funds (See Instructions)

AF
--------------------------------------------------------------------------------

5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]

--------------------------------------------------------------------------------

6 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------

Number of      (7)  Sole Voting Power               0
Shares Bene-
ficially Owned (8)  Shared Voting Power             1,300,000, upon the exercise
by Each                                             of the Warrant described
Reporting                                           herein
Person With
               (9)  Sole Dispositive Power          0

               (10) Shared Dispositive Power        1,300,000, upon the exercise
                                                    of the Warrant described
                                                    herein

--------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each
   Reporting Person

1,300,000, upon the exercise of the Warrant
--------------------------------------------------------------------------------

12 Check if the Aggregate Amount in Row (11) Excludes
   Certain Shares (See Instructions)                                         [ ]

--------------------------------------------------------------------------------

13 Percent of Class Represented by Amount in Row (11)

18.8% of the Class A Common Stock upon exercise of the Warrant
--------------------------------------------------------------------------------

14 Type of Reporting Person (See Instructions)

IN

                  AMENDMENT NO. 1 TO STATEMENT ON SCHEDULE 13D


      This Amendment No. 1 amends the Statement on Schedule 13D filed by the reporting persons identified on the signature pages hereto with respect to the Class A Common Stock, $.001 par value per share (the "Class A Common Stock"), of Allou Health & Beauty Care, Inc., a Delaware corporation ("Allou").

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERTAKINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

      For purposes of clarification, the fourth paragraph of Item 6 of the initial statement on Schedule 13D is hereby amended and restated in its entirety to provide as follows:

      "Under the terms of the Warrant, if Allou fails to achieve certain earnings, earnings per share or daily trading volume thresholds, the holders of a majority of the outstanding Warrants may, at any time from and after July 25, 2005, require Allou to purchase all of the remaining Warrants at a price of $8.00 per Warrant, as adjusted for splits, reverse splits, stock dividends and the like."

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

Exhibit A Agreement among the Reporting Persons regarding filing of Schedule 13D

SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated August 10, 2000

                                   RFE Investment Partners VI, L.P.


                                   By: RFE Associates VI, LLC,
                                       its General Partner


                                   By: /s/ MICHAEL J. FOSTER
                                       ------------------------------------
                                       Title: Managing Member


                                   RFE Associates VI, LLC


                                   By: /s/ MICHAEL J. FOSTER
                                       ------------------------------------
                                       Title: Managing Member


                                   /s/ A. DEAN DAVIS
                                   ----------------------------------------
                                   A. Dean Davis


                                   /s/ MICHAEL J. FOSTER
                                   ----------------------------------------
                                   Michael J. Foster


                                   /s/ HOWARD C. LANDIS
                                   ----------------------------------------
                                   Howard C. Landis


                                   /s/ JAMES A. PARSONS
                                   ----------------------------------------
                                   James A. Parsons


                                   /s/ ANDREW J. WAGNER
                                   ----------------------------------------
                                   Andrew J. Wagner


                                   RFE Management Corporation


                                   By: /s/ MICHAEL J. FOSTER
                                       ------------------------------------
                                       Title: Vice President and Secretary

                                    EXHIBIT A

         Each of the undersigned hereby agrees that the Amendment No. 1 to
Schedule 13D filed on the date hereof with respect to the shares of Class A Common Stock of Allou Health & Beauty Care, Inc. has been filed on behalf of the undersigned.

SIGNATURE:

Dated August 10, 2000

                                   RFE Investment Partners VI, L.P.


                                   By: RFE Associates VI, LLC,
                                       its General Partner


                                   By: /s/ MICHAEL J. FOSTER
                                       ------------------------------------
                                       Title: Managing Member


                                   RFE Associates VI, LLC


                                   By: /s/ MICHAEL J. FOSTER
                                       ------------------------------------
                                       Title: Managing Member


                                   /s/ A. DEAN DAVIS
                                   ----------------------------------------
                                   A. Dean Davis


                                   /s/ MICHAEL J. FOSTER
                                   ----------------------------------------
                                   Michael J. Foster


                                   /s/ HOWARD C. LANDIS
                                   ----------------------------------------
                                   Howard C. Landis


                                   /s/ JAMES A. PARSONS
                                   ----------------------------------------
                                   James A. Parsons


                                   /s/ ANDREW J. WAGNER
                                   ----------------------------------------
                                   Andrew J. Wagner


                                   RFE Management Corporation


                                   By: /s/ MICHAEL J. FOSTER
                                       ------------------------------------
                                       Title: Vice President and Secretary